EXHIBIT 21.1

List of Significant Subsidiaries

of

Sparkling Spring Water Holdings Limited

Subsidiary	Jurisdiction of Organization

Sparkling Spring Water Group Limited	Nova Scotia
Canadian Springs Water Company AB Limited	Nova Scotia
Polaris Water Company Inc.	Nova Scotia
PSW Acquisition, Inc.	Nova Scotia
639540 B.C. Ltd.	British Columbia
Whistler Water Inc.	Nova Scotia
Crystal Spring Acquisition, Inc.	Delaware
Cullyspring Water Co., Inc.	Washington
Pure Water Corporation	Washington
Spring Water Incorporated	Delaware
Nature Springs Water Company Limited	England
Water at Work Limited	Scotland